UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
On July 8, 2013, KBS Legacy Partners Apartment REIT, Inc. (the “Company”) held its annual meeting of stockholders in The Island Hotel, 690 Newport Center Drive, Newport Beach, California. At the annual meeting, the Company’s stockholders voted on (1) the election of the following individuals to the board of directors: C. Preston Butcher, Peter M. Bren, Gary T. Kachadurian, Michael L. Meyer and Ronald E. Zuzack; (2) the ratification of the appointment of Ernst & Young LLP (“E&Y”) as the Company's independent registered public accounting firm for the year ending December 31, 2013, and (3) an amendment to the Company's charter to remove a provision that allows the Company to redeem securities held by any stockholder if such stockholder initiates a tender offer without complying with certain procedures required by the charter (the “Charter Amendment Proposal”).
All of the director nominees were elected. The number of votes cast for and votes withheld from each of the director nominees and the number of broker non-votes, were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
C. Preston Butcher	6,294,233	102,718	5,037,940
Peter M. Bren	6,294,233	103,718	5,037,940
Gary T. Kachadurian	6,276,716	120,235	5,037,940
Michael L. Meyer	6,294,233	102,718	5,037,940
Ronald E. Zuzack	6,285,130	111,821	5,037,940
The appointment of E&Y was ratified. The results of the vote on the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2013 were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Ratification of E&Y Appointment	11,275,623	30,163	129,105	—
The Charter Amendment Proposal was not approved. The affirmative vote of at least a majority of all of the votes entitled to be cast on the proposal was required to approve the Charter Amendment Proposal. As of April 10, 2013, the record date for the annual meeting, there were 18,086,453 shares of the Company's common stock outstanding and entitled to vote on the Charter Amendment Proposal. The results of the vote on the Charter Amendment Proposal were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Charter Amendment Proposal	5,845,644	77,451	473,836	5,037,940

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: July 11, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer, Treasurer and Secretary